UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): July 20, 2015
UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
5250 South Sixth Street
Springfield, Illinois 62703
 (Address of principal executive offices and zip code)
(217) 241-6300
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 – Other Events

Item 8.01.  Other Events.

As previously disclosed, the Board of Directors of UTG has approved a share repurchase program pursuant to which UTG may repurchase from time to time shares of its common stock in the open market and in privately negotiated transactions.  As previously approved, up to $7,000,000 of repurchases were authorized under the program.  As of July 17, 2015, a total of 680,581 shares had been repurchased at prices aggregating $6,376,480.

At meetings of the Board of Directors on June 3, 2015 and July 17, 2015, the Board of Directors of UTG authorized the repurchase of up to an additional $1,000,000 of UTG's common stock in the open market or in privately negotiated transactions.

The Board of Directors of UTG also clarified and amended the terms on which UTG may repurchase shares in the program and gave Company management broad authority to operate the program, including the discretion of whether to purchase shares and the ability to suspend or terminate the program..  The program may be suspended or terminated at any time without further notice.  Open market purchases are made based on the last available market price and are generally limited to a maximum per share price of the most recent reported per share GAAP equity book value of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	July 20, 2015	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer